EXHIBIT 99.1

January 23, 2012

Dear Genius Brands Shareholder,

We are very pleased to report that 2011 has been a pivotal year for our company. Genius Brands International has executed on numerous fronts to build intrinsic value in the company and to set the stage for significant growth in the years to come. I’d like to thank all of our loyal shareholders for continuing to be part of the Baby Genius® family. The best way we can show you our appreciation is by delivering shareholder value which comes from Genius Brands continuing to develop, market, and distribute entertainment products including our award-winning Baby Genius® line. The following are the major milestones we have achieved during the 2011 fiscal year.

OTCBB Listing, Name Change & Ticker Change
During the 2011 fiscal year we become a fully reporting company and our common stock is now quoted on the OTC Markets’ OTC Bulletin Board. We anticipate this will create greater liquidity and visibility in our stock. Moving from the Pink Sheets to the OTC Bulletin Board, which requires more stringent financial reporting, is the first step towards our goal of ultimately up-listing to a major national exchange such as the NASDAQ.

In support of our growth strategy through brand extension, we changed our company name to Genius Brands International and changed our ticker to GNUS to more accurately reflect our core business. We have powerful brand name recognition, with 70% of U.S. moms knowing the Baby Genius® brand, according to a recent study conducted by a third party commissioned by Genius Brands. It serves our company and our shareholders to extend this phenomenal level of brand awareness into our corporate and equity brand.

We strongly believe we offer a growth opportunity for our shareholders. In order to support more visibility for our stock and more effective communications with current and future shareholders, we have retained IRTH Communications as our Investor Relations firm. IRTH Communications focuses on socially responsible investments and shares our vision for products that promote the well being of children and families.

Revenue Momentum
Our 2011 fiscal year results will be announced by the end of March 2012. We anticipate that our 2011 year-end revenues will show significant growth over fiscal 2010. Revenues of $3,824,917 for the first nine months of 2011 are already nearly equal to revenues of $3,972,663 for the full fiscal year of 2010. Our numbers show revenue momentum. In the three months ended September 30, 2011, revenues grew by 106% to $1,682,005, as compared to revenues of $814,877 in the same period of the prior year. Our operating loss in the same period declined 5820 Oberlin Dr, Ste 203 San Diego, CA 92121 Telephone: 858.450.2900 Facsimile: 858.450.2907 14% to $(284,450) in 2011 from $(331,773) in 2010. Revenues grew by 53% to $3,824,917 for the nine month period ended September 30, 2011 as compared to $2,502,193 in the nine months ended September 30, 2010. We had a 15% increase in operating loss in the same period to $(1,184,347) in 2011 from $(1,026,632) in 2010. Fiscal 2010 revenues were up 20% to $3,972,663 over fiscal 2009 revenues of $3,303,038. Our operating loss narrowed by 56% in the same period to $(734,823) in 2010 from $(1,674,340) in 2009.

5820 Oberlin Dr, Ste 203
San Diego, CA 92121
Telephone: 858.450.2900  Facsimile: 858.450.2907

We have put key deals in place to launch new product lines in 2012, with the aim of further building upon the revenue growth of the past years and quarters. For more information on our financial performance, please see our reports filed with the SEC, including our most recent quarterly report on our 10-Q filed with the SEC on November 14, 2011.

Expanded Distribution Networks
Over the course of 2011, we made significant additions to our domestic and international distribution channels including leveraging online and social marketing channels. Baby Genius® products are sold through multiple distribution networks including 8,000 retail stores nationwide and at retailers like Target, Walmart, T.J. Maxx, and Amazon. Direct-to-consumer sales through marketing and social commerce sites such as Groupon and Living Social have contributed significantly to sales momentum and we will continue to sell through these channels in 2012. We also leverage our valuable distribution relationships with retailers to generate additional revenues distributing strategically selected entertainment products.

New Product & Promotional Launches in 2012
In January of 2011 we signed a five-year, worldwide licensing agreement with Jakks Pacific, a leading toy and consumer products distributor. Jakks Pacific’s Tollytots® division is developing a comprehensive line of musical and early learning toys that incorporate the music, characters and themes associated with our Baby Genius® series of videos and music CDs. The new toy line will cover a broad range of exclusive categories including learning and developmental toys, plush toys, and musical toys. We anticipate that Jakks Pacific will introduce these toys into the market by the third quarter of 2012 and we are scheduled to receive quarterly royalties from sales of these Baby Genius® branded products. We are also working with several other companies to launch new products in the next twelve months featuring Baby Genius® including an electronic early learning aid and a Kindergarten Readiness program. We believe this early education school readiness category is an enormous market which we are positioned to tap into with our well recognized and loved Baby Genius® characters.

Moving into 2012, we are very excited about our growing brand and business. We look forward to sharing more of our positive news with you all in the near future.

Sincerely,

Klaus Moeller
Chief Executive Officer and Chairman of the Board

5820 Oberlin Dr, Ste 203
San Diego, CA 92121
Telephone: 858.450.2900  Facsimile: 858.450.2907